                                                                   Exhibit 6.18




                              EMPLOYMENT AGREEMENT



         THIS AGREEMENT (this "Agreement") dated as of October 1999 between MIRACOM CORPORATION, a Nevada corporation (the "Company"), having its principal place of business located at 121 East lst Street, Sanford, Florida 32771, and Jon Palazzo, residing at _______ Quillstone Crt, Raleigh, NC 27613 (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Executive has US and International experience in general/sales management, strategic planning, marketing customer service, business/product development and contract negotiation; and

         WHEREAS, in light of the foregoing, the Company desires to employ the Executive as its Vice President of After Market Operations and the Executive desires to accept such employment.

                  NOW, THEREFORE, the parties hereto agree as follows:

         1. EMPLOYMENT. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company on the terms and conditions set forth herein.

         2.       TERM.

                  2.1 Initial Term. The initial Term of Employment under this Agreement, and the employment of the Executive hereunder, shall commence on November 1, 1999 (the "Commencement Date") and shall expire on November 1, 1999, 2001 unless sooner terminated in accordance with Section 6 hereof (the "Initial Term").

                  2.2 Renewal Terms. At the end of the Initial Term, the Term of Employment automatically shall renew for successive one year terms (subject to earlier termination as provided in Section 7 hereof), unless the Company or the Executive delivers written notice to the other at least ninety
(90) days prior to the Expiration Date of its or his election not to renew the Term of Employment.

                  2.3 Term of Employment and Expiration Date. The period during which the Executive shall be employed by the Company pursuant to the terms of this Agreement is sometimes referred to in this Agreement as the "Term of Employment," and the date on which the Term of Employment shall expire (including the date on which any renewal term shall expire), is sometimes referred to in this Agreement as the "Expiration Date."

         3.       COMPENSATION.

                  3.1 Base Salary. The Executive shall receive a base salary at the annual rate of One Hundred Thousand Dollars ($100,000.) (the "Base Salary") during the Term of

Employment, with such Base Salary payable in installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall be reviewed, at least annually, for merit increases and, by action and in the discretion of the Board of Directors of the Company (the "Board"), may be increased at any time or from time to time.

                  3.2 Bonuses or Incentive Compensation. The Executive shall receive such bonuses or incentive compensation, if any, as the Board may in its sole and absolute discretion determine or pursuant to any bonus or incentive compensation plan adopted by the Board. Any bonuses or incentive compensation payable pursuant to this Subsection 3.2 are sometimes hereinafter referred to as "Incentive Compensation."

         4.       EXPENSE REIMBURSEMENT AND OTHER BENEFITS.

                  4.1 Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

                  4.2 Participation in Benefit Programs. The Executive shall. be entitled to participate IN or receive benefits under all of the Company's benefit plans in effect on the date hereof or made available in the future to employees and key management personnel of the Company, including without limitation, major medical, dental, life and disability insurance, profit sharing, stock option and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans. With respect to health `insurance coverage for Executive's immediate family (defined as Executive's spouse and children), if such coverage is provided by the Company for its other executive officers, such coverage shall be provided on the same basis as it is provided to other executive officers of the Company.

                  4.3 Restricted Stock and Stock Option. Upon Executive's commencement of employment with the Company, the Executive shall be granted ten thousand (10,000) shares of restricted (Rule 144) stock (the "Restricted Stock"), which shall be subject to a Restricted Stock Agreement, the form of which is attached hereto as Schedule A. The Restricted Stock shall be forfeited to the Com any should Executive voluntarily terminate without Cause his employment hereunder prior to May 1, 2000 or be discharged for Cause prior to May 1, 2000. Further, Executive shall be granted stock options for the purchase of one hundred twenty thousand (120,000) shares of common stock (the "Stock Option") at an exercise price of $1.50 share which Stock Option shall be subject to a separate stock option agreement to be entered into concurrently herewith. The Stock Option shall become exercisable 33-1/3% six months from the Commencement Date, 33-1/3% twelve months from the Commencement Date and 33-1/3% eighteen months from the Commencement Date.

                  4.4 Other Benefits. The Executive shall be entitled to three (3) weeks of vacation each calendar year during the Term of Employment, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall interfere with the duties required to be rendered by the Executive hereunder. Employee shall be entitled to carry over one (1) week of unused vacation from the preceding calendar year. Employee shall be paid the pro rata portion of his regular base salary and pro rata share of benefits earned as specified in this agreement during his vacation period. In the event vacation is not taken or vacation is rolled over to next year, compensation for such unused vacation up to a maximum of 2 weeks per calendar year, shall be paid on or before the end of the calendar year provided employee so requests in writing before November 30 of that calendar year.

         5. DUTIES OF EXECUTIVE. During the Term of Employment under this Agreement, the Executive shall serve as Vice President of After Market Operations of the Company, shall diligently perform all services as may be assigned to him by the Board, and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Executive shall devote his full time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his best efforts to promote the interests of the Company. It shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (iii) manage personal investments, so long as such activities do not interfere with the performance of the Executive's responsibilities to the Company in accordance with this Agreement.

         6.       TERMINATION.

                  6.1 Termination for Cause Defined. Notwithstanding any other provision herein, this Agreement shall terminate without any liability to or upon the Company other than to pay Base Salary for services rendered prior to the date of termination if Executive's employment is terminated for "Cause." The following shall constitute grounds for termination of Executive's employment for Cause: (i) willful or neglect by Executive of his duties which continues for ten (10) days after written notice of such neglect is provided to Executive by the Company; (ii) conviction of Executive of any felony, or of any lesser crime or offense materially and adversely affecting the property, reputation or goodwill of the Company or its successors; (iii) any material breach of the terms of this Agreement; or (iv) willful misconduct by Executive in connection with the performance of his duties.

                  6.2 Death. In the event of the death of the Executive, this Agreement shall terminate without any liability to or upon the Company other than to pay Base Salary for services rendered prior to the date of the Executive's death, and the pro-rata portion of the Incentive Compensation which Executive has earned through the date of such termination.

                  6.3 Disability. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, if the Executive shall become disabled as the term "Disability" is defined below. For purposes of this Agreement, the term "Disability" shall be deemed to have occurred if Executive becomes entitled to benefits under the

Company's long term disability insurance plan as then in effect and cannot substantially perform his duties, or, if the Executive shall as the result of mental or physical incapacity, illness or disability, become unable to perform his obligations hereunder for a an aggregate of 90 days in any consecutive 12-month period, or for a period of sixty (60) consecutive days. The date of the Disability shall be the ninetieth (90th) or the sixtieth (60th) day, as the case may be. The Company shall have the sole discretion based upon competent medical advice to determine whether the Executive continues to be disabled. In the event Executive's employment is terminated because of a Disability, Executive shall be entitled to receive Executive's Base Salary for services rendered prior to the date of termination plus (a) only that compensation which is payable through the disability policy held by the Company or, if no such policy is in effect, then a severance equal to three (3) months Base Salary, payable in accordance with the Company's payroll practices, less withholding and other applicable federal and state deductions, and (b) the pro-rata portion of the Incentive Compensation which Executive has earned through the date of termination of employment shall be payable in a lump sum on the termination date.

                  6.4 Termination without Cause by Company. In the event that Executive's employment is terminated without Cause by Company, the Company will continue to pay Executive his Base Salary, and will continue Executive's health insurance benefits (and life insurance benefits, if any) as described in
Section 4.2 of this Agreement for the a period of 5 months and reasonable relocation expenses not to exceed Ten Thousand Dollars ($10,000.) and the pro-rata portion of the Incentive Compensation which Executive has earned through the date of termination of employment shall be payable in a lump sum on the termination date. The Company may terminate Executives employment under this Subsection 6.4 upon providing to the Executive at least sixty (60) days prior notice to that effect.

                  6.5 Voluntary Termination without cause by Executive. If Executive voluntarily terminates employment with the Company during the Term of Employment and the Company has not breached this Agreement, or if the Executive is discharged for Cause, then Executive will not be eligible to receive, and the Company shall not be obligated to pay Executive any compensation (including any Incentive Compensation) or provide any benefits which might otherwise be due Executive hereunder for the remainder of the Term of Employment following such date of voluntary termination or discharge. In addition to the aforementioned, if the Executive voluntarily terminates employment with the Company during the first six (6) months of his employment Executive must reimburse company the entire amount of the expense incurred by the company to relocate Executive.

                  6.6      Voluntary Termination With Cause by the Executive:
In order for Executive to terminate this agreement with cause employee shall provide company with written notice of the material part of the agreement which has been breached by the company. The company shall have 30 days following the receipt of written notice from the Executive to cure said breach. Failure or refusal to cure shall allow Executive to voluntarily terminate his employment with the company. If the Executive voluntarily terminates employment with cause, the Company will continue to pay Executive his Base Salary, and health insurance benefits (and life insurance benefits, if any) as described in
Section 4.2 of this agreement for a period of 5 months as well as relocation expenses not to exceed ten thousand dollars ($10,000.) Executive shall also be entitled to receive the pro-rata portion of the incentive Compensation which Executive has earned through the date of termination of employment which shall be payable in a lump sum within two weeks of Executive terminations date. The Executive may voluntarily terminate his employment under this Subsection 6.4 upon providing to the company at least (60) days written notice.

                  6.7 Termination with cause by the Company: During the term of the agreement the company may terminate the Executive employment for "Cause" (defined below) upon fifteen (15) days' written notice. The Employee's willful or negligent failure or refusal to comply with the written rules and regulations of Employer from time to time established by the Board that shall have been previously delivered to Employee, and that shall not be inconsistent with the terms or conditions of this Agreement, and Employee shall not have cured such failure or refusal within fifteen (30) days following receipt of written notice from Employer of such failure or refusal. The Employee's willful failure or refusal to perform or Employee's performance in a grossly negligent manner a material part of his duties pursuant to the provisions of this Agreement and Employee shall not have cured such failure or refusal within fifteen (15) days following receipt of written notice from Employer of such failure or refusal.

                  6.8 Resignation. Upon any termination of employment pursuant to this Section 6, the Executive shall be deemed to have resigned as an officer, and if he was then serving as a director of the Company, as a director, and if required by the Board, the Executive hereby agrees to immediately execute a resignation letter to the Board.

         7. TERMINATION BY EXECUTIVE. Executive may, at his option, terminate this Agreement at any time, prior to the expiration of the Term, upon giving sixty (60) days prior written notice to that effect to the Company. However, if the Executive voluntarily terminates employment with the Company during the first six (6) months of Ws employment, Executive must reimburse company the entire amount of the expense incurred by the company to relocate Executive.

         8.       RESTRICTIVE COVENANTS.

                  8.1 Confidential Information. The Executive hereby acknowledges and agrees that in the course of his employment he will acquire knowledge and will have access to information, whether in written, typed or other form, regarding the business operations of the Company. Specifically, the following types of information are deemed confidential ("Confidential Information") and shall not be disclosed or used by the Executive except as required and authorized in furtherance of the Company's business: specific prospective customers-of the Company; specific existing customers of the Company; other individuals and businesses with whom the Company does business; proprietary information; trade secrets, as defined in Section 688.002(4), Florida Statute's; financial or corporate records; operational, sales, promotional, and marketing methods and techniques; computer programs, including source codes and/or object codes; and/or any other proprietary, competition sensitive, or technical information or secrets developed with or without the help of the Executive.

                  8.2 Non-disclosure. The Executive shall not, during the term of his employment, or at any time thereafter, either directly or indirectly, communicate, publish, disclose, divulge, or use, or authorize anyone else to communicate, publish, disclose, divulge, or use, for the benefit of himself or any other person, persons, partnership, association, corporation, or other entity, any Confidential Information which may be communicated to the Executive or of which the Executive may be apprised by virtue of his employment with the Company. Any and all information, knowledge, know-how, and techniques which the Company designates as confidential shall be deemed confidential for purposes of this Agreement, except information which the Executive can demonstrate came to his attention prior to disclosure thereof by the Company; or which, at or after the time of disclosure by the Company to the Executive, lawfully had become a part of the public domain through lawful publication or communication by others.

                  8.3 Non-competition. The Executive covenants that, except as otherwise approved in writing by the Company, the Executive shall not, during the term of this Agreement, and for a continuous uninterrupted period of twenty-four (24) months commencing upon the expiration or termination of the Executive's employment relationship with the Company, regardless of the cause for termination, other than by the Company without Cause (as defined in Subsection 6.1 hereof) or by Executive with Cause (as defined in Subsection 6.6), individually, or jointly with others, either directly or indirectly, for himself, or through, on behalf of, or in conjunction with any person, persons, partnership, association, corporation, or other entity, own, maintain, operate, engage in, or have any interest in any business enterprise which is the same as, similar to or competitive with the Company's Business (defined below), and shall not directly or indirectly act as an officer, director, employee, partner, contractor, consultant, advisor, principal, agent, or proprietor, or in any other capacity for, nor lend any assistance (financial, managerial, consulting or otherwise) to or cooperate with, any such business enterprise; provided, however, that such provision shall not apply to the Executive's ownership of Common Stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under
Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long, as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of more than five (5%) percent of any class of capital stock of such corporation. For purposes of this Subsection 8.3, "Company's Business" shall mean the development and operation of e-commerce/Internet Portals which are designed for the selling and the buying of automotive parts. For the purposes of this subsection 8.3, "competitive with company's business" shall mean, providing any service, directly or indirectly, to a company whose primary business is Generated by or through an e-commerce / internet portal which is designed in part for the selling of automotive parts and components. This includes but is not limited to Original Equipment Manufactures or Suppliers of automotive parts a/k/a Tier one manufactures and suppliers or any third party.

                  8.4 Non-solicitation of Employees and Clients. Any potential customers (as defined above in this Section 8.1) that Executive has had prior relations before initial employment date at Company will be provided upon initial employment date and included in this agreement as Exhibit B, shall not be regarded in this Section 8.1 or constitute impermissible diversion or solicitation of business under this contract, or impermissible or improper use of Confidential Information. Except as defined in
Section 8.2 & 8.3, and more-specifically information to compete with Company's business and/or the development and operation of e-commerce/Internet portals which are designed for selling and the business of automotive parts. the Executive specifically acknowledges that he will have access to Confidential Information, including, without limitation, prospective and existing customers or customer lists of the Company. The Executive covenants and agrees that during the term of this Agreement, and for a continuous uninterrupted period of eighteen months (18) months, commencing upon the expiration or termination of the Executive's relationship with the Company, except as other-wise approved in writing by the Company, the Executive shall not, either directly or indirectly, for himself, or through, on behalf of, or in conjunction with any person, persons, partnership, association, corporation, or entity:

                           (a)      Divert or attempt to divert or solicit any
prospective or existing customer of the Company to any competitor by direct or indirect inducement or otherwise; or

                           (b)      Employ or seek to employ any person who is
at that time employed by the Company, any affiliate of the Company, or otherwise directly or indirectly induce or solicit such person to leave his or her employment.

                  8.5 Ownership of Developments. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by the Executive during the course of performing work for the Company or its clients (collectively, the "Work Product") shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically does assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

                  8.6 Reasonably Necessary. The Company and the Executive agree that the Confidential Information set forth in Subsection 8.1 and the substantial relationships with the Company's specific prospective and existing customers and vendors: (i) are valuable, special, and a unique asset of the Company; (ii) have provided and will hereafter provide the Company with a substantial competitive advantage in the operation of its business; and (iii) are a legitimate business interest of the Company. The Company and the Executive also agree that the existence of these legitimate business interests justifies the need for the restrictive covenants set forth in this Section 8, and the restrictive covenants are reasonably necessary to protect the Company's legitimate business interests.

                  8.7 Reasonable Restrictions. The Executive agrees and acknowledges; (a) that the geographical and time limitations contained in this Agreement are reasonable and properly required for the adequate protection of the business interests of the Company; and (b) the restrictions contained in this Section 8 (including without limitation the length of the term of the provisions of this Section 8) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full uninhibited and faithful observance of each of the covenants contained in this Section 8 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Section 8. It is agreed by the Executive that if any portion of the restrictions contained in this Agreement are held to be unreasonable, arbitrary, or against public policy, then the restriction shall be considered divisible, both as to the time and to the geographical area, with each month of the specified period being deemed a separate period of time, and each country or portion thereof of the specified area being deemed a separate geographical area, so that the lesser period of time or geographical area shall remain effective, so long as the same is not unreasonable, arbitrary, or against public policy. The parties hereto agree that in the event any court of competent jurisdiction determines the specified period or the specified geographical area of the restricted territory to be unreasonable, arbitrary, or against public policy, a lesser time period or geographical area which is determined to be reasonable, non-arbitrary, and not against public policy may be enforced against the Company.

                  8.8 Continuity of Restrictions. If the Executive shall violate any of the terms or covenants contained herein, and if any court action is instituted by the Company to prevent or enjoin such violation, then the period of time during which the terms or covenants of this Agreement shall apply, as provided in this Agreement, shall be lengthened by a period of time equal to the period between the date of the initial breach of the terms or covenants contained in this Agreement, whether or not the Company had knowledge of the breach, and the date on which the decree of the court disposing, of the issues upon the merits shall become final and not subject to further appeal.

                  8.9 Books and Records. All notes, data, reference material, sketches, drawings, memoranda, files, documents, specifications and any records in any way relating to any of the Confidential Information or to the Company's business, whether prepared by the Executive or otherwise coming into the Executive's possession, shall remain the exclusive property of the Company and shall not be removed from the premises of the Company under any circumstances whatsoever without the prior written consent of the Company. Upon the request of the Company, or absent such request, upon the termination of the Executive's employment with the Company for any reason, the Executive shall immediately return the Company all such property, materials and any and all copies thereof in the Executive's possession.

                  8.10     Definition of Company. Solely for purposes of this
Section 8, the term "Company" also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.

                  8.11 Survival. The provisions of this Section 8 shall survive the termination of this Agreement, as applicable.

         9. INJUNCTION. The Executive agrees that a violation or a breach of the terms, covenants, or provisions contained in Section 8 of this Agreement would cause irreparable injury to the Company, and that the remedy at law for any violation or breach would be inadequate and would be difficult to ascertain, and therefore, in the event of the violation or breach, or threatened violation or breach of any such terms, covenants, or provisions contained in this Agreement, the Company shall have the independent right to enjoin the Executive from any threatened or actual activities in violation thereof The Executive hereby consents and agrees that temporary and permanent injunctive relief may be granted in any proceedings which might be brought to enforce any such terms, covenants, or provisions without the necessity of the Company providing proof of actual damages or the posting of a bond. In the event the Company does apply for such an injunction, the Executive shall not raise as a defense thereto that the Company has an adequate remedy at law. Such right to injunction shall be cumulative and in addition to whatever other remedies the Company may have at law or in equity.

         10. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Orange County, Florida, in accordance with the Rules of the American Arbitration Association then in effect (except to the extent that the procedures outlined below differ from such rules). Within thirty (30) days after written notice by either party has been given that a dispute exists and that arbitration is required, each party must select an arbitrator and those two (2) arbitrators shall promptly, but in no event later than thirty (30) days after their selection, select a third arbitrator. The parties agree to act as expeditiously as possible to select arbitrators and conclude the dispute. The selected arbitrators must render their decision in writing. The cost and expenses of the arbitration and of enforcement of any award in any court shall be borne by the non-prevailing party. If advances are required, each party will advance one-half of the estimated fees and expenses of the arbitrators. Judgment may be entered on the arbitrators' award in any court having jurisdiction. Although arbitration is contemplated to resolve disputes hereunder, either party may proceed to court to obtain an injunction to protect its rights hereunder, the parties agreeing that either could suffer irreparable harm by reason of any breach of this Agreement. Pursuit of an injunction shall not impair arbitration on all remaining issues.

         11.      RELOCATION: LOCATION OF PERFORMANCES.

                  (a) The parties acknowledge that the Executive is required to change his place of residence from North Carolina to the Orlando, Florida metropolitan area to perform hereunder. The Company shall pay all the costs and expenses of the Executive and his family connected with such relocation, including reasonable moving and travel expenses and reasonable temporary dwelling costs (for a period not to exceed 60 days), all such expenses not to exceed $7,500 for moving expenses and $4,500 for temporary dwelling costs.

                  (b) The Executive's services will be performed in the Seminole County, Florida area. The Executive's performance hereunder shall be within such area or its environs. The parties acknowledge, however, that the Executive may be required to travel in connection with the performance of his duties hereunder.

         12. ASSIGNMENT. This Agreement may not be assigned by any party hereto-, provided that the Company will assign this Agreement: (a) to an affiliate so long as such affiliate assumes the Company's obligations hereunder; provided that no such assignment shall discharge the Company of its obligations herein, or (b) in connection with a merger or consolidation involving the Company or a sale of substantially all its assets to the surviving corporation or purchaser as the case may be, so long as such assignee assumes the Company's obligations hereunder.

         13. SEVERABILITY. If all or any portion of a covenant or provision in this Agreement is held invalid, unreasonable or unenforceable by a court or agency having valid Jurisdiction in an unappealed final decision to which the Company is a party, the remaining covenants and provisions shall remain valid and enforceable. The Executive expressly agrees to be bound by any lesser covenant or provision subsumed within the terms of such covenant or provision that imposes the maximum duty permitted by law, as if the resulting covenant or provision were separately stated in, and made a part of this Agreement.

         14. DAMAGES: ATTORNEYS' FEES. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages visions of this Agreement, then the prevailing party shall pay all reasonable court costs and attorneys' fees of the other.

         15. GOVERNING LAW. The validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the local laws of the State of Florida (without giving effect to its conflicts of laws provisions), and to the exclusion of the law of any other forum, without regard to the Jurisdiction in which any action or special proceeding may be instituted.

         16. ENTIRE AGREEMENT. This Agreement contains and represents the entire and complete understanding and agreement concerning and in reference to the employment arrangement between the parties hereto. The parties hereto agree that no prior statements, representations, promises, agreements, instructions, or understandings, written or oral, pertaining to this Agreement, other than those specifically set forth and stated herein, shall be of any force or effect. This Agreement may be changed only by an agreement in writing signed by a party against whom enforcement of any waiver, chance, modification, extension or discharge is sought.

         17. NOTICES. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent: (a) if to the Company, addressed to 1 East First Street, Sanford, FL 32771, Attention: President, or at such subsequent address of the headquarters of the Company; and (b) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

         18. BENEFITS; BINDING EFFECT. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

         19. WAIVERS. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

         20. SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         21. NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

         22.      INDEMNIFICATION.

                  (a) Subject to limitations imposed by law, the Company shall indemnify and hold harmless the Executive to the fullest extent permitted by law from and against any and all claims, damages, expenses (including attorneys' fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Executive was or is a party or is threatened to be made a party by reason of the fact that the Executive is or was an officer, employee or agent of the Company, or by reason of anything done or not done by the Executive in any such capacity or capacities, provided that the Executive acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company also shall pay any and all expenses (including attorney's fees) incurred by the Executive as a result of the Executive being called as a witness in connection with any matter involving the Company and/or any of its officers or directors.

                  (b) The Company shall pay any expenses (including attorneys' fees), judgments, penalties, fines, settlements, and other liabilities incurred by the Executive in investigating, defending, settling, or appealing any action, suit or proceeding described in this Section 22 in advance of the final disposition of such action, suit or proceeding. The Company shall promptly pay the amount of such expenses to the Executive, but in no event later than ten (10) days following the Executive's delivery to the Company of a written request for an advance pursuant to this Section 22, together with a reasonable accounting of such expenses.

                  (c) The Executive hereby undertakes and agrees to repay to the Company any advances made pursuant to this Section 22 if and to the extent that it shall ultimately be found that the Executive is not entitled to be indemnified by the Company for such amounts.

                  (d) The Company shall make the advances contemplated by this Section 22 regardless of the Executive's financial ability to make repayment, and regardless whether indemnification of the Executive by the Company will ultimately be required. Any advances and undertakings to repay pursuant to this Section 22 shall be unsecured and interest-free.

                  (e) The provisions of this Section 22 shall survive the termination of this Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first above written.

                                     COMPANY:

                                     MIRACOM CORPORATION., a Nevada corporation


                                     By: /s/ Shawn Lucas
                                        ---------------------------------------
                                             Shawn Lucas
                                             Chairman/Co-CEO/President


                                     EXECUTIVE:


                                     /s/ Jon Palazzo
                                     ------------------------------------------
                                     Name: Jon Palazzo